Exhibit 5.6

October 11, 2017

CoreCivic, Inc.

10 Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as counsel to Avalon Tulsa, L.L.C., Carver Transitional Center, L.L.C., Fort Worth Transitional Center, L.L.C., Southern Corrections Systems of Wyoming, L.L.C., and Turley Residential Center, L.L.C. (the “Oklahoma Guarantors”) in connection with the filing of Post-Effective Amendment No. 1 (the “Amendment”) to the registration statement on Form S-3ASR (No. 333-204234) (as amended, the “Registration Statement”) by CoreCivic, Inc., a Maryland corporation, initially filed on May 15, 2015, and the subsidiary guarantors listed in the Registration Statement, including the Oklahoma Guarantors (the “Subsidiary Guarantors”). At your request, this opinion is being furnished to you for filing as Exhibit 5.6 to the Amendment.

You have provided us with a draft of the Amendment in the form in which it will be filed. The Amendment registers the issuances by the Subsidiary Guarantors of guarantees (the “Notes Guarantees”) of debt securities issued by CoreCivic, Inc.

Documents Reviewed

We have reviewed the following documents:

(i)	Form of Indenture filed as an exhibit to the Registration Statement on May 15, 2015 (as may be executed, amended, or supplemented from time to time, the “Indenture”);

(ii)	the Registration Statement and the prospectus contained therein (the “Prospectus”);

(iii)	Articles of Organization of the Oklahoma Guarantors as certified by the Oklahoma Secretary of State on October 3, 2017;

(iv)	Operating Agreements of the Oklahoma Guarantors as certified by the sole member of the Oklahoma Guarantor as of October 11, 2017;

(v)	Written consent of the sole member of the Oklahoma Guarantors as certified by David Garfinkle, the Executive Vice President and Chief Financial Officer of the each of the Oklahoma Guarantors and Scott Irwin, the Executive Vice President, General Counsel and Secretary of each of the Oklahoma Guarantors, as of October 11, 2017; and

(vi)	Certificates regarding the good standing of the Oklahoma Guarantors issued by the Oklahoma Secretary of State on October 3, 2017.

Opinions

Based upon the foregoing, it is our opinion that:

1. The Oklahoma Guarantors validly exist as a limited liability companies in good standing in Oklahoma.

2. When (i) the issuance and terms of any Notes Guarantees by the Oklahoma Guarantors and the terms of the offering thereof have been (A) duly established in conformity with the applicable indenture or any supplemental indenture thereto, so as not to violate applicable law, or rule or regulation thereunder applicable to the Oklahoma Guarantors, affect the enforceability of such Notes Guarantees or result in a default under or breach of any agreement or instrument binding on the Oklahoma Guarantors, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Oklahoma Guarantors and (B) duly authorized by proper action of the sole member in accordance with the operating agreements of the Oklahoma Guarantors, and (ii) such Notes Guarantees have been duly executed, authenticated, issued, and delivered in accordance with any applicable underwriting agreement, the applicable indenture, and any supplemental indenture thereto and issued and sold as contemplated in the Post-Effective Amendment, the Registration Statement, the Prospectus, and any prospectus supplement relating thereto, each of the Oklahoma Guarantors will have the limited liability company power and authority to execute, deliver, and perform its obligations under the applicable indenture, any supplemental indenture, and the Notes Guarantees to the extent the Oklahoma Guarantor is a party thereto; and

3. The Notes Guarantees, upon being duly authorized by all necessary limited liability company action, executed by an authorized signatory, and delivered, will be validly authorized, executed, and delivered for Oklahoma Limited Liability Act purposes by each of the Oklahoma Guarantors.

Qualifications, Limitations, Assumptions, and Exceptions

The opinions in this letter are subject to the following qualifications, limitations, assumptions, and exceptions:

(a) The opinion in 1 above is based solely on our review of the documents described in (iv) and (vi) above.

(b) By “validly existing” in the opinion in 1 above we mean each Oklahoma Guarantor is a limited liability company under the Oklahoma Limited Liability Company Act.

(c) We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies.

(d) We have assumed that each of the persons whose consent is required to authorize Oklahoma Guarantors to execute and deliver the Notes Guarantees, (i) if an entity, exists in good standing under the law of the jurisdiction of its formation; and (ii) has taken all action necessary or received all necessary authorizations under any applicable organizational documents and applicable law to authorize the execution and delivery of the Notes Guarantees by the Oklahoma Guarantors and the performance of their obligations thereunder.

(e) This opinion is based only on the laws of the State of Oklahoma. We express no opinion about the laws of any other state or jurisdiction.

(f) We have not been involved in the preparation of any registration statement or in the negotiation, preparation, or execution of any indentures or any of the related agreements executed or delivered in connection therewith. We have been retained solely for the purpose of rendering certain opinions under Oklahoma law. This opinion letter is provided as a legal opinion only, effective as of the date of this letter, and not as representations or warranties of fact.

The qualifications, limitations, assumptions, and exceptions in this letter are material to the opinions expressed in this letter, and the inaccuracy of any assumptions could render these opinions inaccurate.

We have prepared this opinion letter in accordance with customary practice for the preparation and interpretation of opinions of this type. We have assumed, and your acceptance of this letter shall confirm, that you (alone or with your counsel) are familiar with this customary practice.

We consent to the filing of this opinion letter as an exhibit to the Amendment on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement, and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McAfee & Taft

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